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                                                                    Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the United-Lafayette 401(k) Profit Sharing Plan of United Fire & Casualty Company of our reports (a) dated February 17, 2003, with respect to the 2002 consolidated financial statements and schedules of United Fire & Casualty Company included in its Annual Report (Form 10-K), and (b) dated July 14, 2003, with respect to the 2002 financial statements of the United-Lafayette 401(k) Profit Sharing Plan of United Fire & Casualty Company included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                                           /s/ Ernst & Young LLP


Chicago, Illinois
July 14, 2003